Exhibit 99.1

UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS
OF GENVEC AND DIACRIN

     The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2003 are based on the historical financial statements of GenVec, Inc. included in its Form 10-K filed on March 15, 2004 and Diacrin, Inc. included herein. The unaudited pro forma condensed combined statements of operations reflect the effect of the merger of Diacrin with and into GenVec using the purchase method of accounting on a pro forma basis and applying the estimates, assumptions and adjustments described in the accompanying notes. The financial information of Diacrin has been adjusted to conform Diacrin’s presentation format to that of GenVec. The unaudited pro forma condensed combined statements of operations do not purport to represent what GenVec’s results of operations would actually have been if the proposed combination had in fact occurred on those dates or to project GenVec’s results of operations as of any future date.

     GenVec is considered the acquiring enterprise under Statement of Financial Accounting Standards No. 141, Business Combinations, despite the fact that the Diacrin shareholders owned 54.5% of the voting stock of the combined enterprise upon completion of the acquisition (determined on a fixed basis). Upon completion of the acquisition, GenVec’s board members maintained a voting majority of the board of directors of the combined company, GenVec’s senior management continued as a majority of the executive officers and GenVec paid a control premium. Accordingly, the assets and liabilities of GenVec were carried over at their historical basis, whereas the assets and liabilities of Diacrin are recorded on the basis of fair values exchanged.

     In preparing the unaudited pro forma condensed combined statements of operations, GenVec’s statement of operations for the year ended December 31, 2003 has been combined with Diacrin’s statement of operations for the same period as if the acquisition had occurred on January 1, 2003.

     Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined statements of operations is allocated to the net tangible assets to be acquired in connection with the business combination based on their estimated fair values as of August 21, 2003, the date the business combination was consummated. A valuation was conducted to determine the fair values of these assets. This valuation has been the basis for the estimates of fair values reflected in these unaudited pro forma condensed combined statements of operations. As of December 31, 2003, the estimated purchase price exceeds the fair value of the net assets acquired. As a result, intangible assets of approximately $2.0 million were recorded upon completion of the acquisition.

     The unaudited pro forma condensed combined statements of operations have been prepared based upon available information and certain assumptions described in the accompanying notes and the estimated fair value of assets to be acquired and liabilities to be assumed from Diacrin. The unaudited pro forma condensed combined statements of operations do not include any adjustments for liabilities resulting from integration plans other than estimated severance costs. These unaudited pro forma condensed combined statements of operations and accompanying notes should be read in conjunction with the historical financial statements and the related notes thereto of GenVec and Diacrin referred to above.

Unaudited Pro Forma Condensed Combined Statements of Operations
For The Year Ended December 31, 2003
(in thousands, except per share data)

	Historical (Note 1)
			Pro forma
	GenVec,	Diacrin,	Adjustments	Pro forma
	Inc.	Inc.	(Note 2)	Combined

Revenue	$10,520	$195	$—	$10,715

Operating expenses:
Research and development	23,457	2,895	62	26,414
General and administrative	8,405	2,788	—	11,193

Total operating expenses	31,862	5,683	62	37,607

Loss from operations	(21,342)	(5,488)	(62)	(26,892)

Other income (expense):
Interest income	389	542	—	931
Interest expense	(486)	—	—	(486)
Investment gains	178	—	—	178

Total other income (expense)	81	542	—	623

Net Loss	$(21,261)	$(4,946)	$(62)	$(26,269)

Basic and diluted net loss per share	$(0.65)	$(0.28)		$(0.52)

Shares used in computation of basic and diluted net loss per share	32,963	17,977		50,547

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

               Note 1 Description of Acquisition and Purchase Price

     The unaudited pro forma condensed combined statements of operations reflect the conversion of all the outstanding shares of Diacrin, Inc. common stock into approximately 27.7 million shares of GenVec, Inc. common stock pursuant to the acquisition. The calculation of the number of shares is based on outstanding shares of Diacrin common stock of approximately 18.1 million shares as of August 21, 2003, the effective date, multiplied by the fixed exchange ratio of 1.5292. Based on outstanding options as of August 21, 2003, stock options to purchase approximately 1.3 million shares of Diacrin common stock were assumed by GenVec and converted into stock options to purchase approximately 1.9 million shares of GenVec common stock. The total cost of the combination for purchase accounting purposes is summarized to be approximately $40.4 million, based on the fair value of GenVec common stock of $1.28 per share, the average price per share of GenVec common stock for the five-day period surrounding April 15, 2003, the date of the public announcement of the acquisition.

     The total purchase price of the acquisition is calculated as follows (in thousands):

Value of GenVec common stock issued	$35,412
Value of stock options issued	3,120

Total value of GenVec securities	38,532
Direct transaction costs incurred by GenVec	2,445

40,977
Less: Amount allocated to deferred compensation	(563)

Total estimated purchase price	$40,414

     The fair value of the options to be assumed by GenVec in connection with the merger is determined based on a stock price of $2.31 per share using the Black-Scholes method with the following assumptions: an expected life of four years, risk free interest rate of 1.2%, volatility of 99% and no expected dividend. The four-year estimated life is based on historical GenVec experience.

     Deferred compensation on unvested options was based on the portion of the intrinsic value (fair value less the exercise price) at August 21, 2003 for approximately 1.3 million options outstanding on August 21, 2003, related to the vested period and the remaining unvested period using the graded vesting approach.

     Under the purchase method of accounting, the total purchase price as shown in the table above was allocated to Diacrin’s net assets based on their estimated fair values on the date of the completion of the merger. Based on the final valuation and other factors as described in the introduction to these unaudited pro forma condensed combined statements of operations, the estimated purchase price is allocated as follows (in thousands):

Cash and cash equivalents	$7,273
Short-term investments	30,839
Other current assets	530
Long-term investments	2,681
Property and equipment, net	67
Intangible assets	1,981

Total assets acquired	43,371

Current liabilities	1,393
Deferred revenue	1,564

Total liabilities	2,957

Net assets acquired	$40,414

     The historical statement of operations of GenVec for the year ended December 31, 2003 includes the operations of Diacrin from the date of the acquisition. The historical statement of operations of Diacrin include the operations of Diacrin from January 1, 2003 to August 21, 2003, the date of acquisition.

               Note 2 Pro Forma Adjustments

     Pro forma adjustments are necessary to reflect the amortization of intangible assets for the period from January 1 to August 21, 2003.

               Note 3 Pro Forma Net Loss Per Share

     The pro forma combined share and net loss per share data was prepared using the fixed exchange ratio of 1.5292 shares of GenVec common stock for each share of Diacrin common stock and the assumed issuance of approximately 27.7 million shares of GenVec common stock. The impact of outstanding stock options has been excluded from the calculation of diluted net loss per share as the effect would be anti-dilutive.

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